Exhibit 7(c)


                         AMENDMENT TO CUSTODIAN CONTRACT

     This Amendment to the Custodian Contract is made as of December 5, 2000, by and between Janus Adviser Series (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

     WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of June 29, 2000 (as amended and in effect from time to time, the "Contract"); and

     WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and the Fund has made the series listed on Exhibit A hereto subject to the Contract (each such series, together with all other series subsequently established by the Fund and made subject to the Contract in accordance with the terms thereof, shall be referred to as a "Portfolio", and, collectively, the "Portfolios"); and

     WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to reflect revisions to Rule 17f-5 ("Rule 17f-5") and the adoption of Rule 17f-7 ("Rule 17f-7") promulgated under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund and the Custodian desire to amend and restate certain other provisions of the Contract relating to the custody of assets of each of the Portfolios held outside of the United States.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I. Article 3 of the Contract is hereby deleted, and Articles 4 through 19 of the Contract are hereby renumbered, as of the effective date of this Amendment, as Articles 5 through 20, respectively.

II. New Articles 3 and 4 of the Contract are hereby added, as of the effective date of this Amendment, as set forth below.


3.       PROVISIONS RELATING TO RULES 17F-5 AND 17F-7

3.1. DEFINITIONS. Capitalized terms in this Amendment shall have the following meanings:

"Country Risk" means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country including, but not limited to, such country's political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country), prevailing or developing custody and

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settlement practices, and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

"Eligible Foreign Custodian" has the meaning set forth in section (a)(1) of Rule 17f-5, including a majority-owned direct or indirect subsidiary of a U.S. Bank (as defined in Rule 17f-5(a)(7)), a bank holding company meeting the requirements of an Eligible Foreign Custodian (as set forth in Rule 17f-5(a)(1) or by other appropriate action of the U.S. Securities and Exchange Commission (the "SEC")), or a foreign branch of a Bank (as defined in Section 2(a)(5) of the 1940 Act) meeting the requirements of a custodian under Section 17(f) of the 1940 Act; the term does not include any Eligible Securities Depository.

"Eligible Securities Depository" has the meaning set forth in section (b)(1) of Rule 17f-7.

"Foreign Assets" means any of the Portfolios' investments (including foreign currencies) for which the primary market is outside the United States and such cash and cash equivalents as are reasonably necessary to effect the Portfolios' transactions in such investments.

"Foreign Custody Manager" has the meaning set forth in section (a)(3) of Rule 17f-5.

3.2.      THE CUSTODIAN AS FOREIGN CUSTODY MANAGER.

          3.2.1 DELEGATION TO THE CUSTODIAN AS FOREIGN CUSTODY MANAGER. The Fund, by resolution adopted by its Board of Trustees (the "Board"), hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States, and the Custodian hereby accepts such delegation as Foreign Custody Manager with respect to the Portfolios.

         3.2.2 COUNTRIES COVERED. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities defined below only with respect to the countries and custody arrangements for each such country listed on Schedule A to this Contract, which list of countries may be amended from time to time by the Fund with the agreement of the Foreign Custody Manager. The Foreign Custody Manager shall list on Schedule A the Eligible Foreign Custodians selected by the Foreign Custody Manager to maintain the assets of the Portfolios, which list of Eligible Foreign Custodians may be amended from time to time in the sole discretion of the Foreign Custody Manager. The Foreign Custody Manager will provide amended versions of Schedule A in accordance with
Section 3.2.5 hereof.

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by the Fund, on behalf of the Portfolios, of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have

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been delegated by the Board on behalf of the Portfolios responsibility as
Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Amendment by the Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A in which the Custodian has previously placed or currently maintains Foreign Assets pursuant to the terms of the Contract. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of the Portfolios to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall cease to be the Foreign Custody Manager of the Portfolios with respect to that country when the withdrawal of all Foreign Assets from that country is complete. The Board may at any time renew its delegation to the Custodian as Foreign Custody Manager in that country by written notice to the Custodian, and acceptance thereof by the Custodian.

The Foreign Custody Manager may withdraw its acceptance of delegated responsibilities with respect to a designated country upon written notice to the Fund. Thirty days (or such longer period to which the parties agree in writing) after receipt of any such notice by the Fund, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Fund with respect to the country as to which the Custodian's acceptance of delegation is withdrawn. Withdrawal of such acceptance shall in no way affect the Custodian's rights or responsibilities as Custodian (and not as Foreign Custody Manager) under the Contract with respect to any Foreign Assets then in such country.

         3.2.3    SCOPE OF DELEGATED RESPONSIBILITIES:

                  (a) SELECTION OF ELIGIBLE FOREIGN CUSTODIANS. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain the Foreign Assets in the care of the Eligible Foreign Custodian selected by the Foreign Custody Manager in each country listed on Schedule A, as amended from time to time. In performing its delegated responsibilities as Foreign Custody Manager to place or maintain Foreign Assets with an Eligible Foreign Custodian, the Foreign Custody Manager shall determine that the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by that Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1).

                  (b) CONTRACTS WITH ELIGIBLE FOREIGN CUSTODIANS. The Foreign Custody Manager shall determine that the contract governing the foreign custody arrangements with each Eligible Foreign Custodian selected by the Foreign Custody Manager will satisfy the requirements of Rule 17f-5(c)(2).

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                  (c)  MONITORING.  In each  case in which the  Foreign  Custody
Manager maintains Foreign Assets with an Eligible Foreign Custodian selected by the Foreign Custody Manager, the Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with such Eligible Foreign Custodian and (ii) the performance of the contract governing the custody arrangements established by the Foreign Custody Manager with the Eligible Foreign Custodian. In the event the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian it has selected are no longer appropriate (including if such arrangements no longer meet the requirements of Rule 17f-5(c)), the Foreign Custody Manager shall notify the Board in accordance with Section 3.2.5 hereunder.

          3.2.4 GUIDELINES FOR THE EXERCISE OF DELEGATED AUTHORITY. It shall not be the responsibility of the Foreign Custody Manager to consider Country Risk as part of its delegated responsibilities pursuant to this Amendment.

          3.2.5 REPORTING REQUIREMENTS. The Foreign Custody Manager shall report the withdrawal of the Foreign Assets from an Eligible Foreign Custodian and the placement of such Foreign Assets with another Eligible Foreign Custodian by providing to the Board an amended Schedule A at the end of the calendar quarter in which an amendment to such Schedule has occurred. The Foreign Custody Manager shall make written reports notifying the Board of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2 within a reasonable time after the occurrence of the material change.

          3.2.6 STANDARD OF CARE AS FOREIGN CUSTODY MANAGER OF A PORTFOLIO. In performing the responsibilities delegated to it, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.

          3.2.7 REPRESENTATIONS WITH RESPECT TO RULE 17F-5. The Foreign Custody Manager represents to the Fund that it is a U.S. Bank as defined in section
(a)(7) of Rule 17f-5. The Fund represents to the Custodian that the Board has determined that it is reasonable for the Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Contract to the Custodian as the Foreign Custody Manager of the Portfolios.

          3.2.8 EFFECTIVE DATE AND TERMINATION OF THE CUSTODIAN AS FOREIGN CUSTODY MANAGER. The Board's delegation to the Custodian as Foreign Custody Manager of the Portfolios shall be effective as of the date hereof and shall remain in effect until terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective thirty (30) days after receipt by the non-terminating party of such notice. The provisions of Section 3.2.2 hereof shall govern the delegation to and termination of the Custodian as Foreign Custody Manager of the Portfolios with respect to designated countries.

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3.3      ELIGIBLE SECURITIES DEPOSITORIES.

         3.3.1 ANALYSIS AND MONITORING. The Custodian shall (a) provide the Fund (or its duly-authorized investment manager or investment adviser) with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B hereto in accordance with section (a)(1)(i)(A) of Rule 17f-7, and (b) monitor such risks on a continuing basis, and promptly notify the Fund (or its duly-authorized investment manager or investment adviser) of any material change in such risks, in accordance with section (a)(1)(i)(B) of Rule 17f-7.

         3.3.2 STANDARD OF CARE. The Custodian agrees to exercise reasonable care, prudence and diligence in performing the duties set forth in Section 3.3.1.

         3.3.3 WITHDRAWAL OF ASSETS. If the Fund (or its duly-authorized investment manager or investment adviser) provides the Custodian with Proper Instructions to withdraw Foreign Assets from an Eligible Securities Depository, the Custodian shall comply with such Proper Instructions in accordance with the provisions of Article 4 hereof.


4. DUTIES OF THE CUSTODIAN WITH RESPECT TO PROPERTY OF THE PORTFOLIOS HELD OUTSIDE THE UNITED STATES.

4.1 DEFINITIONS. Capitalized terms in this Amendment shall have the following meanings:

"Foreign Securities System" means an Eligible Securities Depository listed on Schedule B hereto.

"Foreign Sub-Custodian" means a foreign banking institution serving as an Eligible Foreign Custodian set forth on Schedule A hereto.

4.2. HOLDING SECURITIES. The Custodian shall identify on its books as belonging to the Portfolios the foreign securities held by each Foreign Sub-Custodian or Foreign Securities System. The Custodian may hold foreign securities for all of its customers, including the Portfolios, with any Foreign Sub-Custodian in an account that is identified as belonging to the Custodian for the benefit of its customers, provided however, that (i) the records of the Custodian with respect to foreign securities of the Portfolios which are maintained in such account shall identify those securities as belonging to the Portfolios and (ii), to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities so held by the Foreign Sub-Custodian be held separately from any assets of such Foreign Sub-Custodian or of other customers of such Foreign Sub-Custodian.

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4.3.     FOREIGN SECURITIES SYSTEMS. To the extent applicable, foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country.

4.4.     TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

         4.4.1. DELIVERY OF FOREIGN ASSETS. The Custodian or a Foreign Sub-Custodian shall release and deliver foreign securities owned by the Portfolios held by the Custodian or such Foreign Sub-Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

         (i) upon the sale of such foreign securities for the Portfolio in accordance with commercially reasonable market practice in the country where such foreign securities are held or traded, including, without limitation: (A) delivery against expectation of receiving later payment; or (B) in the case of a sale effected through a Foreign Securities System, in accordance with the rules governing the operation of the Foreign Securities System;

         (ii) in connection with any repurchase agreement related to foreign securities;

         (iii) to the depository agent in connection with tender or other similar offers for foreign securities of the Portfolios;

         (iv) to the issuer thereof or its agent when such foreign securities are called, redeemed, retired or otherwise become payable;

         (v) to the issuer thereof, or its agent, for transfer into the name of the applicable Portfolio, the Fund or the Custodian (or the name of the respective Foreign Sub-Custodian or of any nominee of the Custodian or such Foreign Sub-Custodian), as applicable, or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units;

         (vi) to brokers, clearing banks or other clearing agents for examination or trade execution in accordance with market custom; provided that in any such case the Foreign Sub-Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Foreign Sub-Custodian's own negligence or willful misconduct;

         (vii) for exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the

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                    issuer of such securities, or pursuant to provisions for
                    conversion contained in such securities, or pursuant to any deposit agreement;

         (viii) in the case of warrants, rights or similar foreign securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities;

         (ix) for delivery as security in connection with any borrowing by the Portfolios requiring a pledge of assets by the Portfolios;

         (x) in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

         (xi)       in connection with the lending of foreign securities; and

         (xii) for any other purpose, but only upon receipt of Proper Instructions specifying the foreign securities to be delivered and naming the person or persons to whom delivery of such securities shall be made.

         4.4.2. PAYMENT OF PORTFOLIO MONIES. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out, or direct the respective Foreign Sub-Custodian or the respective Foreign Securities System to pay out, monies of a Portfolio in the following cases only:

         (i) upon the purchase of foreign securities for the Portfolio, unless otherwise directed by Proper Instructions, by (A) delivering money to the seller thereof or to a dealer therefor (or an agent for such seller or dealer) against expectation of receiving later delivery of such foreign securities; or (B) in the case of a purchase effected through a Foreign Securities System, in accordance with the rules governing the operation of such Foreign Securities System;

         (ii) in connection with any repurchase agreement related to foreign securities;

         (iii) in connection with the conversion, exchange or surrender of foreign securities of the Portfolio;

         (iv) for the payment of any expense or liability of the Portfolio, including but not limited to the following payments: redemptions, dividends, interest, taxes, investment advisory fees, transfer agency fees, fees under this Contract, legal fees, accounting fees, and other operating expenses;

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         (v)        for the purchase or sale of foreign exchange or foreign
                    exchange contracts for the Portfolio, including transactions executed with or through the Custodian or its Foreign Sub-Custodians;

         (vi) in connection with trading in options and futures contracts, including delivery as original margin and variation margin;

         (vii) for payment of part or all of the dividends received in respect of securities sold short;

         (viii) in connection with the borrowing or lending of foreign securities; and

         (ix) for any other purpose, but only upon receipt of Proper Instructions specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

         4.4.3. MARKET CONDITIONS. Notwithstanding any provision of this Contract to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures generally accepted by institutional investors in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such Foreign Assets from such purchaser or dealer.

The Custodian shall provide to the Board the information with respect to custody and settlement practices in countries in which the Custodian employs a Foreign Sub-Custodian described on Schedule C hereto at the time or times set forth on such Schedule. The Custodian shall exercise reasonable care in compiling and preparing the materials described on Schedule C. The Custodian may revise Schedule C from time to time, provided that no such revision shall result in the Board being provided with substantively less information than had been previously provided hereunder.

4.5. REGISTRATION OF FOREIGN SECURITIES. The foreign securities maintained in the custody of a Foreign Sub-Custodian (other than bearer securities) shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Foreign Sub-Custodian or in the name of any nominee of the foregoing, and the Fund on behalf of such Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities, except for such liability resulting from the nominee's negligence or willful misconduct. The Custodian or a Foreign Sub-Custodian shall not be obligated to accept securities on behalf of a Portfolio under the terms of this Contract unless the form of such securities and the manner in which they are delivered are in accordance with reasonable and customary market practice.


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4.6 BANK ACCOUNTS. The Custodian shall identify on its books as belonging to the
Fund cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United
States on behalf of a Portfolio with a Foreign Sub-Custodian. All accounts referred to in this Section shall be subject only to draft or order by the Custodian (or, if applicable, such Foreign Sub-Custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Portfolio. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

4.7. COLLECTION OF INCOME. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which the Portfolios shall be entitled and shall credit such income, as collected, to the applicable Portfolio. In the event that extraordinary measures are required to collect such income, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

4.8 SHAREHOLDER RIGHTS. With respect to the foreign securities held pursuant to this Article 4, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Fund acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Fund to exercise shareholder rights.

4.9. COMMUNICATIONS RELATING TO FOREIGN SECURITIES. The Custodian shall transmit promptly to the Fund written information with respect to materials received by the Custodian via the Foreign Sub-Custodians from issuers of the foreign securities being held for the account of the Portfolios (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall transmit promptly to the Fund written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities of the Portfolios at any time held by it unless (i) the Custodian or the respective Foreign Sub-Custodian is in actual possession of such foreign securities and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both
(i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power; or (iii) such untimely exercise is due to the Custodian's negligence of willful misconduct.


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4.10. LIABILITY OF FOREIGN SUB-CUSTODIANS. Each agreement pursuant to which the
Custodian employs a Foreign Sub-Custodian shall, to the extent possible, require the Foreign Sub-Custodian to exercise reasonable care in the performance of its duties, and to indemnify, and hold harmless, the Custodian from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Foreign Sub-Custodian's performance of such obligations. At the Fund's election, the Portfolios shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a Foreign Sub-Custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Portfolios have not been made whole for any such loss, damage, cost, expense, liability or claim.

4.11 TAX LAW. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund, the Portfolios or the Custodian as custodian of the Portfolios by the tax law of the United States or of any state or political subdivision thereof. With respect to jurisdictions other than the United States, the sole responsibility of the Custodian with regard to the tax law of any such jurisdiction shall be to use reasonable efforts to (a) notify the Fund of the obligations imposed on the Fund or the Custodian as custodian of the Fund by the tax law of such jurisdictions, including responsibility for withholding and other taxes, assessment or other governmental charges, certifications and government reporting and (b) perform such ministerial steps as are required to collect any tax refund, to ascertain the appropriate rate of tax withholding and to provide such documents as may be required to enable each Fund to receive appropriate tax treatment under applicable tax laws and any applicable treaty provisions. The Custodian, in performance of its duties under this Section, shall be entitled to treat the Fund as a Delaware business trust which is Aregistered investment company@ under the laws of the United States, and it shall be the duty of each Fund to inform the Custodian of any change in the organization, domicile or, to the extent within the knowledge of the Fund, other relevant facts concerning tax treatment of the Fund and further to inform the Custodian if the Fund is or becomes the beneficiary of any special ruling or treatment not applicable to the general nationality and category of entity of which the Fund is a part under general laws and treaty provisions. The Custodian shall be entitled to rely on any information supplied by each Fund. The Custodian may engage reasonable professional advisors disclosed to the Fund by the Custodian, which may include attorneys, accountants or financial institutions in the regular business of investment administration, and may rely upon advice received therefrom.

4.12. LIABILITY OF CUSTODIAN. Except as may arise from the Custodian's own negligence or willful misconduct or the negligence or willful misconduct of a Sub-Custodian, the Custodian shall be without liability to the Fund for any loss, liability, claim or expense resulting from or caused by anything which is part of Country Risk.

The Custodian shall be liable for the acts or omissions of a Foreign Sub-Custodian to the same extent as set forth with respect to sub-custodians generally in the Contract and, regardless of whether assets are maintained in the custody of a Foreign Sub-Custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost,

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expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the Sub-Custodian has otherwise acted with reasonable care.


III. Except as specifically superseded or modified herein, the terms and provisions of the Contract shall continue to apply with full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail. If the Custodian is delegated the responsibilities of Foreign Custody Manager pursuant to the terms of
          Article 3 hereof, in the event of any conflict between the provisions of Articles 3 and 4 hereof, the provisions of Article 3 shall prevail.











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         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.



WITNESSED BY:               STATE STREET BANK and TRUST COMPANY


/s/Glenn Ciotti             By:  /s/Ronald E. Logue
Glenn Ciotti                Name:   Ronald E. Logue
Vice President &            Title:  Vice Chairman and Chief Operating Officer
Associate Counsel




WITNESSED BY:               JANUS ADVISER SERIES


Name:                       By: /s/Kelley Abbott Howes
Title:                      Name:  Kelley Abbott Howes
                            Title: Vice President










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                               EXHIBIT A



                         JANUS ADVISER SERIES


                Janus Adviser Aggressive Growth Fund
                Janus Adviser Balanced Fund
                Janus Adviser Capital Appreciation Fund
                Janus Adviser Equity Income Fund
                Janus Adviser Flexible Income Fund
                Janus Adviser Growth and Income Fund
                Janus Adviser Growth Fund
                Janus Adviser International Fund
                Janus Adviser Strategic Value Fund
                Janus Adviser Worldwide Fund